Exhibit 99.1

         ATC Healthcare Granted Extension by AMEX to Regain Compliance

     LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Nov. 27, 2007--ATC Healthcare, Inc. (AMEX: AHN-News) announced today that it received a favorable determination from AMEX with regard to its continued listing. On October 24, 2007, ATC received notice from the AMEX Staff indicating that ATC is not in compliance with Sections 134 and 1101 of the Amex Company Guide due to the fact that it has not filed with the Securities and Exchange Commission its Form 10-Q for the period ended August 31, 2007. The company was afforded the opportunity to submit a plan of compliance to the Exchange and on November 6, 2007 presented its plan to the Exchange. On November 21, 2007, the Exchange notified ATC that it accepted the company's plan of compliance and granted ATC an extension until January 24, 2008 to regain compliance with the continued listing standards. ATC will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the company being delisted from the American Stock Exchange.

     About ATC Healthcare, Inc.

     ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other healthcare facilities with 47 locations in 25 states. ATC provides supplemental staffing, outsourcing and human resource solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their website at www.atchealthcare.com.

     Forward Looking Statements

     Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words -- "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future revenue, business strategy and cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended February 28, 2007. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.


     CONTACT: ATC Healthcare, Inc.
              David Savitsky, 516-750-1681
              dsavitsky@atchealthcare.com
              or
              David Kimbell, 516-750-1733
              dkimbell@atchealthcare.com